Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Duke Realty Corporation and

The Partners of Duke Realty Limited Partnership:

We consent to the use of our report dated February 22, 2019 with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein.

We consent to the use of our report dated February 22, 2019 with respect to the consolidated balance sheets of Duke Realty Limited Partnership and Subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

July 25, 2019